Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Altria Group, Inc. of our report dated March 3, 2026 relating to the financial statements of Anheuser-Busch InBev SA/NV and the effectiveness of Anheuser-Busch InBev SA/NV’s internal control over financial reporting, which appears in Anheuser-Busch InBev’s Annual Report on Form 20-F for the year ended December 31, 2025, and is incorporated by reference in Altria Group, Inc.’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Diegem, Belgium, October 29, 2026

PwC Bedrijfsrevisoren BV / Reviseurs d’Entreprises SRL

Represented by

/s/ Peter D’hondt
Statutory Auditor